UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2025

Twin Hospitality Group Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-42395	99-1232362
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5151 Belt Line Road, Suite 1200 Dallas, TX	75254
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 941-3150

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	TWNP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Plan, Contract or Arrangement

On June 27, 2025, Twin Hospitality Group Inc. (the “Company”) entered into a written Employment Agreement (the “Employment Agreement”) with Kim Boerema, who joined the Company as President and Chief Executive Officer on May 19, 2025. The material terms of Mr. Boerema’s compensation were previously disclosed in the Company’s Form 8-K filed on May 19, 2025, and are reflected in the Employment Agreement.

The Employment Agreement provides that Mr. Boerema will receive an annual base salary of $450,000, which amount is subject to annual merit-based increases in the sole discretion of the Board of Directors, and he will also be eligible for annual bonuses in the sole discretion of the Board, with a minimum bonus amount of not less than $250,000 per year. Under the Employment Agreement, Mr. Boerema is also entitled to receive restricted stock units for 250,000 shares of the Company’s Class A common stock and stock options for 50,000 shares of Class A common stock, each vesting in equal annual installments over three years. He is also entitled to receive a one-time relocation allowance of $50,000 incurred in moving his primary residence to Dallas, Texas. The Employment Agreement also entitles Mr. Boerema to participate in benefit plans or programs that the Company makes available to employees generally and receive 20 days of paid time off per 12-month period.

If Mr. Boerema’s employment is involuntarily terminated without “cause” or he resigns for “good reason” (each as defined in the Employment Agreement), he will be entitled to receive severance pay equal to 12 months of base salary plus a pro-rated bonus for the year in which his employment terminates, provided he agrees to a full separation agreement and release of claims on terms proposed by the Company.

The Employment Agreement contains non-competition and non-solicitation provisions pursuant to which Mr. Boerema agreed that, for a period of twelve (12) months following the termination of his employment with the Company, he will not (a) work as an employee of a business that derives at least 50% of its revenue from a casual dining restaurant with table service and features an all-female wait staff as an integral part of its business model; (b) solicit or contact with a view to the engagement of employment of, any person who is an employee of Company or any of its subsidiaries; or (c) seek to contract or engage (in such a way as to adversely affect or interfere with the business of Company or any of its subsidiaries) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials, or services to the Company or any of its subsidiaries, and with whom he had material business contact during his employment. These restrictions apply to conduct and activity in any location within 25 miles of any existing and open “Twin Peaks” branded restaurant or planned “Twin Peaks” branded restaurant as described in the Employment Agreement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Employment Agreement between the Company and Kim Boerema, dated June 27, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Twin Hospitality Group Inc.

Date: July 11, 2025	/s/ Kenneth J. Kuick
Kenneth J. Kuick
Chief Financial Officer